Exhibit 99.1

Collectors Universe Reports Record Revenues for Q1, 2018

Revenue up 25% and Operating Income up 63% in the quarter

NEWPORT BEACH, CA – November 2, 2017 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, today announced financial results for its first quarter of fiscal year 2018.

Operational and Financial Highlights:

■	On October 9, 2017, Joseph J. Orlando was appointed Chief Executive Officer of the Company.

■

Revenues in the first quarter increased by $4.0 million, or 25%, to a record $19.8 million from $15.7 million in last year’s first quarter. That increase was driven by a $3.5 million, or 35%, increase in coin service revenues and a $0.6 million, or 15%, increase in cards and autograph service revenues.

■

Coin revenues generated by our international operations increased by $3.4 million or 226%, to 25% of consolidated revenues in this year’s first quarter, as compared to 9% of consolidated revenues in the same quarter of last year. Revenues from our China operation increased by $3.2 million or 365% in the quarter.

■	The gross profit margin was 62% in this year’s first quarter as compared to 61% in last year’s first quarter, reflecting the increase and mix of revenues in the quarter.

■

Operating income increased by 63% to a first quarter record of $4.5 million as compared to $2.8 million in last year’s first quarter. Our operating margins increased to 23% of revenues from 18% of revenues in last year’s first quarter.

■

Income from continuing operations in this year’s first quarter was $3.6 million or $0.41 per diluted share, as compared to $1.6 million or $0.19 per diluted share, in last year’s first quarter and benefited from a lower tax provision reflecting excess tax benefits, primarily associated with the vesting of LTIP shares in the quarter.

■

The Company’s cash position as of September 30, 2017 was $10.2 million, as compared to $9.8 million as of June 30, 2017. Net cash generated of $0.4 million included cash generated from continuing operations of $4.2 million and borrowings of $1.0 million under our term loan partially offset by $3.0 million used to pay cash dividends to stockholders and $1.7 million used for capital expenditures and capitalized software costs.

■

In September 2017, the Company obtained a five-year $3.5 million unsecured loan, primarily to fund the Company’s share of the construction and related facility costs in connection with our new business operations and headquarters facility.

■	On October 24, 2017, we announced our quarterly cash dividend of $0.35 per share, which will be paid on November 24, 2017 to stockholders of record on November 15, 2017.

Commentary and Outlook

Joseph Orlando, Chief Executive Officer stated, “After finishing fiscal 2017 with record annual results, Collectors Universe was able to keep the momentum going with an unprecedented revenue performance in the first quarter of 2018. Virtually every segment of the business achieved all-time highs in revenue, resulting in the most profitable Q1 on record at the Company. Perhaps most impressive is the fact that these record results were achieved during a quarter that has traditionally been one of our two slowest of the fiscal year. The combination of the consistent performance from our U.S. based services with the breakthrough quarter internationally propelled the numbers to new levels.”

Collectors Universe, Inc.

Mr. Orlando further stated, “As we move forward into what is usually our slowest quarter of the year for our core businesses, the foundation is being laid for future growth as we move our California operations into a new facility. This new space will give our staff the opportunity to increase capacity and improve operational efficiency. With millions of collectibles flowing through our doors each year, it is imperative that we continue to find ways of improving the customer experience, which includes returning their submissions in a timely manner.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, November 2, 2017 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 877-830-2636 or 785-424-1802, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through November 16, 2017 by dialing 888-203-1112 or 719-457-0820 and entering access code 7398676#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income , making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2017 which we filed with the Securities and Exchange Commission on August 31, 2017 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2017	2016
Net revenues	$19,753	$15,748
Cost of revenues	7,450	6,138
Gross profit	12,303	9,610
Operating expenses:
Selling and marketing expenses	2,754	2,422
General and administrative expenses	5,027	4,414
Total operating expenses	7,781	6,836
Operating income	4,522	2,774
Interest income and other expense, net	31	24
Income before provision for income taxes	4,553	2,798
Provision for income taxes	919	1,210
Income from continuing operations	3,634	1,588
Loss from discontinued operations, net of income taxes	(1)	(7)
Net income	$3,633	$1,581
Net income per basic share:
Income from continuing operations	$0.42	$0.19
Loss from discontinued operations	-	-
Net income per basic share	$0.42	$0.19

Net income per diluted share:
Income from continuing operations	$0.41	$0.19
Loss from discontinued operations	-	(0.01)
Net income per diluted share	$0.41	$0.18

Weighted average shares outstanding:
Basic	8,573	8,474
Diluted	8,765	8,561
Dividends declared per common share	$0.35	$0.35

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	September 30, 2017	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$10,207	$9,826
Accounts receivable, net of allowance of $78 and $77 at September 30, 2017 and June 30, 2017, respectively	3,682	3,615
Inventories, net	2,845	2,722
Prepaid expenses and other current assets	1,460	1,661
Total current assets	18,194	17,824

Property and equipment, net	6,401	3,163
Goodwill	2,083	2,083
Intangible assets, net	2,287	2,183
Deferred income tax assets	2,864	2,864
Other assets	393	413
Non-current assets of discontinued operations	79	79
Total assets	$32,301	$28,609
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,048	$2,660
Accrued liabilities	2,264	1,652
Accrued compensation and benefits	2,903	4,373
Income taxes payable	951	664
Deferred revenue	2,719	2,676
Current liabilities of discontinued operations	267	391
Total current liabilities	12,152	12,416

Deferred rent	2,349	276
Long Term Debt	1,000	-

Commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,921issued and outstanding at September 30, 2017 and June 30, 2017, respectively.	9	9
Additional paid-in capital	85,172	84,948
Accumulated deficit	(68,381)	(69,040)
Total stockholders’ equity	16,800	15,917
Total liabilities and stockholders’ equity	$32,301	$28,609

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,633	$1,581
Discontinued operations	1	7
Income from continuing operations	3,634	1,588
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	442	420
Stock-based compensation expense	224	102
Provision for bad debts	(1)	11
Provision for inventory write-down	0	22
Provision for warranty	113	174
Gain on sale of property and equipment	0	5
Change in operating assets and liabilities:
Accounts receivable	(69)	408
Inventories	(123)	(257)
Prepaid expenses and other	201	55
Other assets	22	(57)
Accounts payable and accrued liabilities	885	(199)
Accrued compensation and benefits	(1,470)	(1,039)
Income taxes payable	287	840
Deferred revenue	43	(3)
Deferred rent	(33)	(20)
Net cash provided by operating activities of continuing operations	4,155	2,050
Net cash used in operating activities of discontinued businesses	(126)	(122)
Net cash provided by operating activities	4,029	1,928

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business	4	5
Capital expenditures	(1,401)	(439)
Capitalized software	(274)	(172)
Patents and other intangibles	(4)	39
Net cash used in investing activities	(1,675)	(567)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,000	-
Dividends paid to common stockholders	(2,973)	(2,984)
Net cash used in financing activities	(1,973)	(2,984)

Net decrease in cash and cash equivalents	381	(1,623)
Cash and cash equivalents at beginning of period	9,826	11,967
Cash and cash equivalents at end of period	$10,207	$10,344

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$6	$-
Income taxes paid during the period	$632	$369
Leasehold Improvements contributed by Landlord	$2,106	$-